Exhibit 99.1

Atomera Provides Second Quarter 2019 Results

LOS GATOS, Calif. August 7, 2019 Atomera Incorporated (NASDAQ: ATOM), a semiconductor materials and intellectual property licensing company focused on deploying its proprietary technology into the semiconductor industry, today provided a corporate update and announced financial results for the second quarter ended June 30, 2019.

Company Highlights

•	Increased total number of engagements to 24 at 19 customers
•	Completed $6.7 million registered direct offering of common stock
•	Continued to recognize license revenue from integration licenses

Management Commentary

“The announcement of multiple technical breakthroughs last quarter has generated great interest in the Atomera’s technology resulting in new customer engagements and license opportunities,” said Scott Bibaud, President and CEO. “We believe the market size represented by these 5V analog, FinFet, and 5G cellular RF devices provides outstanding growth potential for our company.”

Second Quarter 2019 Financial Results

During the second quarter of 2019, revenue was $70,000, compared with $96,000 in the second quarter of 2018. The Company incurred a net loss of $(3.6) million, or ($0.24) per basic and diluted share, in the second quarter of 2019, compared to a net loss of $(3.2) million, or ($0.26) per basic and diluted share, for the second quarter of 2018. Adjusted EBITDA (a non-GAAP financial measure) in the second quarter of 2019 was a loss of ($2.9) million compared to an adjusted EBITDA loss of $(2.6) million in the second quarter of 2018.

The Company had $19.1 million in cash and cash equivalents as of June 30, 2019, compared to $18.9 million as of December 31, 2018.

The total number of shares outstanding was 17.1 million as of June 30, 2019.

Second Quarter 2019 Results Conference Call and Webcast

Atomera will host a conference call today to discuss its financial results and recent progress.

Date: Wednesday, Aug 7, 2019

Time: 2:00 p.m. PT (5:00 p.m. ET)

Phone: (844) 263-8318 (domestic); +1 (213) 358-0960 (international)

Replay: Available until Aug. 14, 2019; (855) 859-2056 (domestic); +1(404) 537-3406 (international); passcode 9397428.

Webcast: Accessible at www.atomera.com

Note about Non-GAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Atomera presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is determined by taking net loss and eliminating the impacts of interest, depreciation, amortization and stock-based compensation. Our definition of adjusted EBITDA may not be comparable to the definitions of similarly-titled measures used by other companies. We believe that this non-GAAP financial measure, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. This metric is used as part of the Company's internal reporting to evaluate its operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables below.

About Atomera Incorporated

Atomera Incorporated has developed Mears Silicon Technology™ ("MST®"), which increases performance and power efficiency in semiconductor transistors. MST can be implemented using equipment already deployed in semiconductor manufacturing facilities and is complementary to other nano-scaling technologies already in the semiconductor industry roadmap.

Safe Harbor

This press release contains forward-looking statements concerning Atomera Incorporated, including statements regarding the prospects for the semiconductor industry generally and the ability of our MST technology to significantly improve semiconductor performance. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that, to date, we have only recognized minimal engineering services and licensing revenues and we have not yet commenced principal revenue producing operations or entered into a definitive royalty-based manufacturing and distribution license agreement with regard to our MST technology, thus subjecting us to all of the risks inherent in an early-stage enterprise; (2) risks related to our ability to advance the licensing arrangements with our initial integration licensees, Asahi Kasei Microdevices and STM Microelectronics, to royalty-based manufacturing and distribution licenses or our ability to add other licensees; (3) risks related to our ability to raise sufficient capital, as and when needed, to pursue the further development, licensing and commercialization of our MST technology; (4) our ability to protect our proprietary technology, trade secrets and know-how and (5) those other risks disclosed in the section "Risk Factors" included in our Prospectus Supplement filed with the SEC on May 30, 2019. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- Financial Tables Follow --

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Atomera Incorporated

Condensed Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$19,118	$18,933
Accounts receivable	18	185
Unbilled contracts receivable	33	–
Prepaid expenses and other current assets	304	170
Total current assets	19,473	19,288

Property and equipment, net	86	56
Operating lease right-of-use asset	229	–
Security deposit	13	13

Total assets	$19,801	$19,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$211	$348
Accrued expenses	511	224
Accrued payroll related expenses	385	984
Current operating lease liability	143	–
Deferred revenue	16	55
Total current liabilities	1,266	1,611

Long term operating lease liability	78	–

Total liabilities	1,344	1,611

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, authorized 2,500 shares; none issued and outstanding at June 30, 2019 and December 31, 2018	–	–
Common stock, $0.001 par value, authorized 47,500 shares; 17,074 and 15,034 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	17	15
Additional paid-in capital	147,570	139,693
Accumulated deficit	(129,130)	(121,962)
Total stockholders’ equity	18,457	17,746

Total liabilities and stockholders’ equity	$19,801	$19,357

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Atomera Incorporated

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$70	$96	$141	$96
Cost of revenue	(20)	(113)	(20)	(113)
Gross margin	50	(17)	121	(17)

Operating expenses
Research and development	2,057	1,738	4,184	3,428
General and administrative	1,488	1,254	2,809	2,457
Selling and marketing	225	212	472	458
Total operating expenses	3,770	3,204	7,465	6,343

Loss from operations	(3,720)	(3,221)	(7,344)	(6,360)

Other income
Interest income	86	50	176	97
Total other income	86	50	176	97

Net loss	$(3,634)	$(3,171)	$(7,168)	$(6,263)

Net loss per common share, basic and diluted	$(0.24)	$(0.26)	$(0.47)	$(0.52)

Weighted average number of common shares outstanding, basic and diluted	15,423	12,078	15,104	12,060

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Atomera Incorporated

Reconciliation to Non- GAAP EBITDA

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss (GAAP)	$(3,634)	$(3,171)	$(7,168)	$(6,263)
Add (subtract) the following items:
Interest income	(86)	(50)	(176)	(97)
Depreciation and amortization	11	8	21	16
Stock-based compensation	788	621	1,482	1,166
Adjusted EBITDA (non-GAAP)	$(2,921)	$(2,592)	$(5,841)	$(5,178)

Investor Contact:

Bishop IR

Mike Bishop

(415) 894-9633

investor@atomera.com

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